Exhibit 99.1

news release

Enbridge Energy Partners declares cash distribution and reports earnings for first quarter 2009

HOUSTON, April 30, 2009 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.99 per unit payable May 15, 2009 to unitholders of record on May 7, 2009 (the ex-dividend date will be May 5, 2009). The Partnership’s key financial results for the first quarter of 2009, compared to the same period in 2008, were as follows:

	Three months ended March 31,
(unaudited, dollars in millions except per unit amounts)	2009	2008
Net income	$68.6	$103.1
Net income per limited partner unit	0.47	0.99
Adjusted EBITDA	188.2	167.3
Adjusted net income	70.8	89.4
Adjusted net income per limited partner unit	0.49	0.84

Adjusted earnings reported above eliminate the impact of non-cash mark-to-market gains and losses, which arise from valuing certain of the Partnership’s derivative transactions that do not qualify for hedge accounting treatment under Statement of Financial Accounting Standard No. 133. Also, removed from 2009 adjusted earnings is the impact of unrecorded prior period revenues recognized during the first quarter that affected the Partnership’s liquids operations (see Non-GAAP Reconciliations section below).

Terrance L. McGill, president of the Partnership’s management company and of its general partner, commented “We are pleased to announce that we are maintaining our cash distribution of $0.99 per unit for the quarter, despite the difficult market conditions. We are seeing results from our proactive cost savings initiatives and capital expenditure reductions in our natural gas segment and expect to deliver annual results within the guidance range provided during our 4Q08 earnings call. We continue to advance our liquids segment expansion program, as evidenced by the completion of Stage II of our Southern Access Expansion project, which was put into commercial service on schedule and in line with budget on April 1, 2009.”

McGill added “The Partnership continues to strengthen its liquidity position and added $350 million in new credit facilities in the beginning of April. Our total liquidity is now approximately $1.9 billion, which provides us with significant timing flexibility in order to address our debt and equity needs. On this front, we are working on different alternatives to address our equity requirements for the next two years. These alternatives include asset sales, asset monetizations, asset partnerships or joint ventures, in addition to public debt and equity offerings.”

For the first quarter of 2009, the Partnership reported progress on its major internal growth initiatives, as follows:

•	Construction of the 42-inch diameter Southern Access Expansion Stage II crude oil pipeline between Delavan, Wis., and Flanagan, Ill., which began in June 2008 was completed on schedule in April 2009. At a cost of approximately $0.8 billion, the project added an additional 210,000 barrels per day (“bpd”) of capacity to the 190,000 bpd of capacity gained from the Southern Access Expansion Stage I, which commenced service early in 2008. The commercial structure for this expansion is a cost-of-service based surcharge that will be added to the existing transportation rates on the Lakehead system. We anticipate that earnings before interest, taxes, depreciation, and amortization (“EBITDA”) associated with this project will be between $230 and $250 million in the first full year that both stages of the Southern Access Expansion project are fully operational.

•

Detailed engineering and procurement activities are proceeding on schedule for the new Alberta Clipper crude oil pipeline. This new pipeline will provide 450,000 bpd of heavy crude oil capacity between Hardisty, Alberta, and Superior, Wis., starting in mid 2010 and will be expandable to 800,000 bpd. The Partnership is undertaking the U.S. portion of the project at an estimated cost of $1.2 billion. We expect to begin construction on the U.S. leg of the project in the second half of 2009, following receipt of remaining federal and state permits. The commercial structure for this expansion is a cost-of-service based surcharge that will be added to the existing transportation rates on the Lakehead system. We anticipate that the first full year EBITDA associated with this project will approximate $170 million.

•

Engineering is proceeding on the $150 million Phase VI expansion of the North Dakota System to add 51,000 bpd of crude oil delivery capacity by early 2010 to the 110,000 bpd that is currently available. The commercial structure for this expansion is a cost-of-service based surcharge that will be added to the existing transportation rates. The proposed tolling methodology is similar to the structure being used on the Phase V expansion project and was approved by the FERC in October 2008. We anticipate that the first full year EBITDA will be approximately $50 million in the first full year that both stages of the North Dakota Expansion project are fully operational.

COMPARATIVE EARNINGS STATEMENT

	Three months ended March 31,
(unaudited, dollars in millions except per unit amounts)	2009	2008
Operating revenue	$1,459.7	$2,435.3
Operating expenses:
Cost of natural gas	1,102.1	2,098.8
Operating and administrative	137.7	116.7
Power	33.4	38.3
Depreciation and amortization	64.1	49.2
Operating income	122.4	132.3
Interest expense	51.3	27.6
Other expense	0.5	0.3
Income tax expense	2.0	1.3
Net income	$68.6	$103.1
Allocations to General Partner	13.6	11.2
Net income allocable to Limited Partners	$55.0	$91.9
Weighted average units (millions)	115.0	92.6
Net income per unit (dollars)	$0.47	$0.99

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the first quarter of 2009 with the first quarter of 2008. The comparison refers to adjusted operating income, which excludes the impacts of SFAS 133 gains and losses, and unrecorded revenues (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three months ended March 31,
(unaudited, dollars in millions)	2009	2008
Liquids	$88.4	$61.6
Natural Gas	27.2	45.4
Marketing	10.8	13.4
Corporate	(0.9)	(2.0)
Adjusted operating income	$125.5	$118.4

Liquids – First quarter adjusted operating income for the Liquids segment increased to $88.4 million. The improvement was primarily driven by transportation rate increases related to: (a) The completion of the first stage of the Southern Access Expansion effective April 1, 2008; (b) The annual index rate increases on all three of our major systems for historical pipeline expansions known as SEP II, Terrace and Facilities surcharges that became effective on July 1, 2008; and (c) Updated surcharges on our North Dakota system related to the Phase V expansion program effective January 1, 2009.

Volumes decreased, as shown in the table below, due to a reduction in crude oil supplies from upstream production facilities of the Alberta Oil Sands and reduced deliveries as the result of line-filling our Southern Access Stage 1 pipeline. Adjusted operating income for the first quarter of 2009 for our Liquids segment has been normalized for $13.8 million of unrecorded revenues related to the omission of billings to three customers over a three year period.

Liquids Systems Deliveries	Three months ended March 31,
(thousand barrels per day)	2009	2008
Lakehead	1,619	1,637
Mid-Continent	239	251
North Dakota	114	108
Total	1,972	1,996

These gains were partially offset by a $9.8 million increase in depreciation associated with the new assets placed in service over the past year. Operating costs increased by $16.9 million mainly due to increased workforce costs and unfavorable oil measurement adjustments. Power costs decreased by $4.9 million due to the decreased delivery volumes.

Natural Gas – Quarterly adjusted operating income for the Natural Gas segment decreased $18.2 million, to $27.2 million. Operating income for the quarter benefited from higher average volumes associated with the completion of our East Texas natural gas system expansion and extension, referred to as the Clarity Project. Quarterly operating income was negatively impacted by lower margins resulting from the overall deterioration of natural gas and natural gas liquids prices as compared with the first quarter of 2008. Also, as a result of the decline in natural gas prices from

December 31, 2008 to March 31, 2009, we recorded a $0.4 million charge to reduce the cost basis of our natural gas inventory to fair market value and a $1.8 million loss associated with the revaluation of our in-kind natural gas imbalances. Other unfavorable items included higher operating costs due to increased workforce-related costs associated with our systems as well as increased depreciation expense as a result of the capital projects completed and placed into service throughout 2008.

Natural Gas Throughput	Three months ended March 31,
(MMBtu per day)	2009	2008
East Texas	1,631,000	1,396,000
Anadarko	597,000	616,000
North Texas	408,000	367,000
Total	2,636,000	2,379,000

Marketing – The Marketing segment reported adjusted operating income of $10.8 million a decrease of $2.6 million from the $13.4 million of adjusted operating income in the same period of 2008. The primary factor contributing to the decline in adjusted operating income was $2.9 million in non-cash charges recorded to reduce the cost basis of our natural gas inventory to fair market value.

Partnership Financing – Interest expense increased by $23.7 million, to $51.3 million, for the first quarter. The increase is due primarily to the approximate $0.6 billion increase in average debt outstanding associated with the financing of the Partnership’s expansion projects and higher weighted average interest rates. Interest capitalized on construction work in progress totaled $12.9 million for the quarter, which was $6.2 million lower due to project stages that were completed and placed in service prior to this quarter. Additional partners’ capital was also raised for the expansion projects during the prior 12 months, which accounts for most of the increase in weighted average units outstanding to 115.0 million from 92.6 million.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.99 per share payable May 15, 2009 to shareholders of record on May 7, 2009. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on May 5, 2009.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on Friday, May 1, 2009. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Earnings Release: www.enbridgepartners.com/Q

Alternate Webcast Link: www.investorcalendar.com/IC/CEPage.asp?ID=143060

The audio portion of the presentation will be accessible by telephone at (877) 407-0782 and can be replayed until May 15, 2009 by calling (877) 660-6853 and entering Conference Account: 286, ID: 318440. An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains that affect earnings but do not impact cash flow. These noncash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment as prescribed by SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.”

Adjusted Earnings	Three months ended March 31,
(unaudited, dollars in millions except per unit amounts)	2009	2008
Net income	$68.6	$103.1
Unrecorded revenues	(13.8)	-
Noncash derivative fair value (gains) losses
-Natural Gas	10.0	(26.8)
-Marketing	6.9	12.9
-Corporate *	(0.9)	0.2
Adjusted net income	70.8	89.4
Allocations to General Partner	(13.6)	(10.7)
Adjusted net income allocable to Limited Partners	57.2	78.7
Weighted average units (millions)	115.0	92.6
Adjusted net income per unit (dollars)	$0.49	$0.84

* Noncash derivative fair value gains (losses) for the three months ended March 31, 2009 consisted of realized non-cash derivative gains of $0.9 million from the settlement of interest rate swaps.

Liquids	Three months ended March 31,
(unaudited, dollars in millions)	2009	2008
Operating income	$102.2	$61.6
Unrecorded revenues	(13.8)	-
Adjusted operating income	$88.4	$61.6

Natural Gas	Three months ended March 31,
(unaudited, dollars in millions)	2009	2008
Operating income	$17.2	$72.2
Noncash derivative fair value losses (gains)	10.0	(26.8)
Adjusted operating income	$27.2	$45.4

Marketing	Three months ended March 31,
(unaudited, dollars in millions)	2009	2008
Operating income	$3.9	$0.5
Noncash derivative fair value losses	6.9	12.9
Adjusted operating income	$10.8	$13.4

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unit holders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three months ended March 31,
(unaudited, dollars in millions)	2009	2008
Net cash provided by operating activities	$275.2	$276.2
Unrecorded revenues	(13.8)	-
Changes in operating assets and liabilities, net of cash acquired	(121.2)	(132.1)
Interest expense (excluding MTM adjustments)	51.3	27.4
Income tax expense	2.0	1.3
Settlement of interest rate swaps	0.7	-
Other	(6.0)	(5.5)
Adjusted EBITDA	$188.2	$167.3

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance its capital expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 11 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 3 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 13 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 27 percent interest in the Partnership.

Investor Relations Contact:	Media Contact:
Douglas Montgomery	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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